UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2008

Avatar Holdings Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-07395	231739078
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

201 Alhambra Circle, Coral Gables, Florida		33134
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	1-305-442-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

On December 30, 2008, Registrant’s wholly-owned subsidiary, Avatar Properties Inc. ("Properties"), entered into separate transactions with two unrelated third parties providing for the formation of joint venture partnerships. Properties subsequently sold developed and partially-developed land within one of its Central Florida community developments to each of the newly formed partnerships. Properties acquired a minority ownership interest in each of the ventures and shares in the management of each of the ventures.

In addition, on December 31, 2008, Majestic Oaks Developers, LLLP, a Florida limited liability limited partnership in which Properties and an affiliated entity owned a 50% ownership interest, sold all of its real estate assets.

These transactions generated aggregate sales proceeds to Properties of approximately $11.4 million in assets with an aggregate book value of approximately $39.4 million. Sales proceeds consisted of approximately $7 million cash, of which Properties invested approximately $1.6 million for partnership interests in the joint ventures, and approximately $4.4 million in notes receivable. The pre-tax loss of approximately $28 million is anticipated to, but there can be no assurance that it will, result in a loss carryback against 2006 taxable income and generate an income tax refund of approximately $9.8 million.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avatar Holdings Inc.

January 6, 2009	By:	Juanita I. Kerrigan

Name: Juanita I. Kerrigan
Title: Vice President and Secretary